GREENPOINT FINANCIAL CORP. AND SUBSIDIARIES
                                  Exhibit 11.1
              Statement Regarding Computation of Per Share Earnings

                                                               Quarter Ended                   Nine Months Ended
                                                               September 30,                     September 30,
                                                       ------------------------------    ------------------------------
                                                           2000             1999             2000             1999
                                                       -------------    -------------    -------------    -------------
                                                                   (In millions, except per share amounts)

Net income                                              $      67.0      $      61.7     $      190.2     $      156.6
                                                       -------------    -------------    -------------    -------------

Weighted average number of common shares outstanding
   during each year - basic                                    89.5             96.2             90.5             95.3

Weighted average number of common shares and common
   stock equivalents outstanding during each year -
   diluted                                                     91.1             98.1             91.7             97.6

Basic earnings per share                                $      0.75      $      0.64     $       2.10     $       1.64
                                                       -------------    -------------    -------------    -------------

Diluted earnings per share                              $      0.74      $      0.63     $       2.07     $       1.61
                                                       -------------    -------------    -------------    -------------